Exhibit 21.1

                       Subsidiaries of Registrant
             Interwest Medical Equipment Distributors, Inc.
                     Interwest Home Pharmacy, Inc.
                 Interwest Home Medical - Alaska, Inc.
                 Interwest Home Medical - Arizona, Inc.























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